Exhibit 99.1

FOR RELEASE:  Immediately

CONTACT:	Víctor J. Galán	Joseph R. Sandoval
	Chairman and CEO	Executive Vice President & CFO
	(787) 766-8301	(787) 756-2801
Website:www.rgonline.com

R&G FINANCIAL REPORTS RECORD EARNINGS FOR FIRST
QUARTER ENDED MARCH 31, 2004

     San Juan, Puerto Rico, April 19, 2004 — R&G Financial Corporation (“the Company”) (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank and R&G Mortgage Corp., today reported record earnings for the first quarter ended March 31, 2004. For the first quarter of 2004, net income amounted to $38.5 million, compared to $29.1 million for the first quarter in 2003, an increase of 32%.

     For the first quarter of 2004, consolidated earnings per diluted share were $0.67, compared to $0.49 for the first quarter of 2003, an increase of 37%.

     The Company’s return on equity during the first quarter of 2004 was 24.98%, while its return on assets was 1.84%, compared to 21.94% and 1.77%, respectively, during the first quarter of 2003.

     For the first quarter of 2004, the Company’s net interest income increased by 32% to $55.7 million, due to an increase in earnings assets during the period, while gain on the origination and sale of loans increased 21% to $39.9 million.

     The increase in earnings during the first quarter of 2004 also reflects a reduction in servicing related impairment charges. Impairment charges (included in operating expenses) of the Company’s servicing asset for the first quarter of

R&G Financial Corporation

2004 were $9.3 million, compared to $10.8 million during the first quarter of 2003. Management believes that a portion of the impairment charges recorded during the first quarter will reverse during the second quarter this year, based on the current interest rate environment and the refinancing rate for mortgage loans.

     Results for the quarter ended March 31, 2004 were also adversely affected by a $1.1 million charge to income taxes, related to the non-realization of certain tax benefits recorded in prior years for amounts expected to reverse at rates lower than the Company’s statutory tax rate.

     Loan production remained strong. Total loan production during the first quarter of 2004 was $930 million, a 9% decrease compared to the same period in 2003, principally as a result of decreased refinancings from its U.S. mortgage lending division. During the first quarter of 2003, refinancings for the Company were at a record level. The Company loan production continues to be driven principally by the Company’s ongoing expansion in commercial and residential lending in Central Florida and Puerto Rico, as well as refinancings during the period in its mortgage banking segment in Puerto Rico consistent with R-G Financial’s historical experience.

     Total assets of R-G Crown Bank at the end of the first quarter of 2004 were $1.3 billion, contributing $5.9 million in profits during the quarter. Total banking assets increased 23% compared to the first quarter of 2003 to $7.5 billion, which represented 87.5% of the Company’s consolidated assets at March 31, 2004.

     Non-performing loans increased $13.1 million as of March 31, 2004 compared to December 31, 2003. The increase is mostly related to an increase in

R&G Financial Corporation

non-performing residential mortgage loans in the process of foreclosure. The Company’s loss experience in this type of loans continues to be minimal. Notwithstanding, the Company increased its provision for loan losses during the first quarter of 2003 by $2.25 million due to continued increases of the Company’s commercial (including construction) loan portfolio.

     Commenting on the record results for the first quarter of 2004, Mr. Víctor J. Galán, Chairman of the Board and CEO of the Company, indicated:

     “We continue to believe that the possible impact of a decrease in the volume of mortgage loan refinancings that could occur in the future due to higher interest rates should not be significant to the overall financial performance of the Company, due to the continued strength in Central Florida’s lending markets and Puerto Rico’s new housing sector, and the continued expansion of our banking franchise in Puerto Rico. We remain very positive about the Company’s future prospects and the year 2004, which we continue to believe should be another strong year for R&G, with continued growth and greater profitability.”

     R&G Financial currently in its 32nd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, R-G Crown Bank, the Company’s Florida federal savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., the second largest mortgage loan originator and servicer of mortgage loans in Puerto Rico,

R&G Financial Corporation

Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R-G Crown’s New York and North Carolina based mortgage banking subsidiary, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker- dealer. As of March 31, 2004 the Company, with total assets of $8.6 billion, operated 31 bank branches in Puerto Rico, 14 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 7 commercial lending offices in the United States, and 52 mortgage offices in Puerto Rico, including 25 facilities located within R-G Premier’s branches.

“SAFE HARBOR” STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF 1995

     Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

R&G Financial Corporation

	At	At	At
	March 31, 2004	December 31, 2003	March 31, 2003
(Dollars in Thousands, except for per share data)
SELECTED BALANCE SHEET DATA
(unaudited)
Total assets	$8,584,178	$8,198,880	$6,890,135
Loans receivable, net	4,196,730	4,048,507	3,005,891
Mortgage loans held for sale	271,378	315,691	279,120
Mortgage-backed and investment securities held for trading	30,940	38,355	45,825
Mortgage-backed and investment securities available for sale	3,213,593	3,020,647	2,857,139
FHLB Stock	104,478	100,461	98,956
Mortgage-backed and investment securities held to maturity	74,899	78,200	74,234
Servicing asset	112,467	119,610	133,830
Cash and cash equivalents	304,569	234,318	168,147
Deposits	3,709,892	3,555,764	3,001,934
Securities sold under agreements to repurchase	2,339,910	2,220,795	1,831,335
Notes payable	166,394	192,259	218,052
Other borrowings	1,363,939	1,308,270	1,001,620
Stockholders’ equity	782,531	750,353	681,492
Common stockholders’ equity	569,531	537,353	468,492
Total # of common shares outstanding	51,099,048	51,066,299	51,059,581
Common Stockholders’ equity per share (as restated to reflect three-for-two stock split paid on January 29, 2004)	$11.15	$10.52	$9.17
Servicing portfolio	$10,893,477	$10,942,821	$10,876,980
Book value of servicing portfolio	1.03%	1.09%	1.23%
Allowance for loan losses (ALL)	43,648	39,615	33,342
Non-performing loans (NPL’s)	98,531	85,414	79,497
NPL’s/Total loans	2.21%	1.98%	2.48%
All/Total loans	0.98%	0.92%	1.04%
All/Total Non-performing loans	44.30%	46.38%	41.86%

R&G Financial Corporation

			Three months
	For the three months ended		ended
	March 31,		December 31,
	(Unaudited)		(Unaudited)
	2004	2003	2003
	(Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA
REVENUES:
Net interest income	$55,714	$42,221	$53,450
Provision for loan losses	(6,470)	(4,220)	(5,600)
Net interest income after provision for loan losses	49,244	38,001	47,850
Net gain on origination and sale of loans	39,893	33,017	38,923
Loan administration and other fee income	18,229	18,922	17,028
Total revenues	107,366	89,940	103,801
OPERATING EXPENSES:
Employee compensation and benefits	16,700	15,147	18,555
Office occupancy and equipment	6,380	5,702	6,496
Other administrative and general	31,243	30,543	31,599
Total expenses	54,323	51,392	56,650
Income before income taxes	53,043	38,548	47,151
Income taxes	(14,503)	(9,407)	(11,011)
Net income	$38,540	$29,141	$36,140
Less: Preferred stock dividends	(3,971)	(3,971)	(3,971)
Net income available to common stockholders	$34,569	$25,170	$32,169
Net income per common share – Basic	$0.68	$0.49	$0.64
Net income per common share – Diluted	$0.67	$0.49	$0.63
Average shares outstanding – Basic	51,089,482	51,034,078	51,065,979
Average shares outstanding – Diluted	51,326,343	51,271,138	51,291,429
Return on common equity	24.98%	21.94%	24.52%
Return on assets	1.84%	1.77%	1.80%
Total Loan Production	$929,810	$1,018,397	$1,079,976